Exhibit 99.1

DeVry Inc. Announces Positive Conclusion to U.S. Department of Justice Inquiry

OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--October 21, 2008--DeVry Inc. (NYSE:DV), a global provider of educational services, reported that the U.S. Department of Justice has informed DeVry that it has declined to intervene in a lawsuit alleging DeVry submitted false claims to the U.S. Department of Education in violation of the False Claims Act. The decision not to intervene came after the Department of Justice concluded its previously-announced inquiry into the allegations. The lawsuit, which was unsealed as a result of the Government’s decision not to intervene, was filed by a former DeVry employee over a year ago. If the former employee elects to proceed with the lawsuit, DeVry intends to defend itself vigorously.

“We viewed this inquiry as an opportunity to demonstrate the strength and effectiveness of DeVry’s compliance program,” said Daniel Hamburger, president and chief executive officer of DeVry. “We gave the Government our full cooperation and we are pleased with this outcome.”

About DeVry Inc.

DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing, U.S. Education and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. U.S. Education's programs, offered through Apollo College and Western Career College, prepare students for careers in healthcare through certificate and associate degree programs. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2008 and filed with the Securities and Exchange Commission on August 27, 2008.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 574-1949
or
Media Contact:
Michelle Yokoyama
myokoyama@sardverb.com
(312) 895-4701